Exhibit (10-26)

Form of STAR Stock Option Award Agreement

2025 STOCK AND INCENTIVE COMPENSATION PLAN
AWARD AGREEMENT
________________________________________________________________________________________________

NON-STATUTORY STOCK OPTION

This grant notice documents an award (the “Award”) of a non-statutory stock option (“Option”) under The Procter & Gamble 2025 Stock and Incentive Compensation Plan (the “Plan”), subject to the terms and conditions of the Plan, the Regulations of the Compensation and Leadership Development Committee of the Board of Directors (“Committee”), and as set forth in this Award Agreement (including any Attachments hereto and the Exercise Instructions in place as may be revised from time to time).

Any capitalized terms used in this Agreement that are not otherwise defined herein are defined in the Plan.
Summary of Award Terms

Name of Participant:	[Name] (“Participant”)
Option Price per Share:	[Price] (“Option Price”)
Number of Shares:	[Number]
Grant Date:	[Grant Date] (“Grant Date”)
Expiration Date:	[Date not later than 10 years after Grant Date] (“Expiration Date”)
Vest Date:	[Vesting Date/Schedule]
Acceptance Deadline:	[Date]

You may access the Plan by activating this hyperlink: The Procter & Gamble 2025 Stock and Incentive Compensation Plan and the Regulations and Sub Plans by activating this hyperlink: Regulations of the Committee. If you have difficulty accessing the materials online, please send an email to Execcomp.IM@pg.com for assistance.

1.Vesting and Exercise. As long as you remain in compliance with the terms of the Plan and the Regulations, this Award will not be forfeitable, will become exercisable on the Vest Date, and will expire on the Expiration Date. In the event of death, the Vest Date for this Award becomes your date of death and the Award remains exercisable until the Expiration Date.

2.Restrictive Covenants. By accepting this Award, you agree to be bound by the restrictive covenants outlined in Attachment B hereto (as may be modified by Attachment C hereto).

3.Entire Agreement. This Award Agreement, including Attachment A, Attachment B, Attachment C, and the Plan and the Regulations of the Committee together constitute an agreement between the Company and you in accordance with the terms thereof and hereof, and no other understandings and/or agreements have been entered by you with the Company regarding this specific Award. Any legal action related to this Award, including Article 6 of the Plan and Attachment B of this Award Agreement, must be brought in any federal or state court located in Hamilton County, Ohio, USA, and you hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Award.

You do not need to do anything further to accept this Award under the terms of the Plan. Attachment D is a copy of the Employee Acknowledgement and Consent Form that you completed when you elected to receive your STAR award in options.

    THE PROCTER & GAMBLE COMPANY

    Bala Purushothaman

    Chief Human Resources Officer